Exhibit 1


                        Agreement Regarding Joint Filing
                       of Statement on Schedule 13D or 13G

         The undersigned agrees to file jointly with the Securities and Exchange Commission (the "SEC") any and all statement on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under Section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of P.D.C. Innovative Industries, Inc. and any other issuer, until such time as the undersigned files with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitutes and appoints James Cheatham as its true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, signed, filed with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with
Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned files with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.

         Dated: February 25, 2004




                           James E. Cheatham, Trust, James E. Cheatham Trustee



                           By: /s/ James E. Cheatham
                               -----------------------------
                               James E. Cheatham, Trustee